ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (“Agreement”) is made effective as of the3rd  day of November, 2011 (“Effective Date”) by and between AOS 1A, LP, a Texas limited partnership and AOS 1-B, LP, a Texas limited partnership (hereinafter referred to collectively as “SELLERS”), Adino Energy Corporation, a Montana corporation (hereinafter referred to as the “ISSUER”), and Adino Oilfield Services, LLC, a Texas limited liability company and wholly-owned subsidiary of the ISSUER (hereinafter referred to as the “BUYER”).

RECITALS

WHEREAS, SELLERS possesses certain valuable assets which its wishes to sell;

WHEREAS, BUYER wishes to purchase certain assets from SELLERS;

WHEREAS, BUYER and SELLERS desire to consummate this purchase by the issuance to SELLERS of certain shares of preferred stock of ISSUER;

NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

SECTION I.

Sale and Purchase of Assets

On the Effective Date, SELLERS shall sell, convey, transfer and assign to BUYER, and BUYER shall purchase and accept from SELLERS for the purchase price set forth in Section II, all of SELLERS’S right, title and interest in the Assets.

“Assets” shall mean all unencumbered assets of SELLERS, including those set forth in Schedule 1 hereto.

The parties hereto intend that the Assets will be transferred to BUYER as soon as practicably possible. There may be more than one such transfer.

SELLERS shall execute and deliver to BUYER all bills of sale, assignments, certificates of title, deeds, and other documents necessary to effect the sale and transfer of SELLERS’S right, title and interest in the Assets to BUYER as provided herein, and such other documents as may be necessary to effect good and marketable title to BUYER.

SECTION II.

The Purchase Price

1. In exchange for SELLERS’ sale of the ASSETS to the BUYER, the ISSUER shall issue to SELLERS one hundred thousand (100,000) shares of its Class “B” Preferred Stock Series 1 (the “Preferred Stock”), as follows: 95,534 shares of Preferred Stock to AOS 1A, LP, and 4,466 shares of Preferred Stock to AOS 1-B, LP. The Preferred Stock shall be convertible into shares of ISSUER’s common stock at SELLERS’ option at any time after six months, provided that (a) no conversion may be made during the first six (6) months, (b) after the first 6 months, only 25% of the Preferred Stock may be converted into common stock, and (c) each month thereafter, only up to 12.5% of the Preferred Stock may be converted into common stock. The Preferred Stock shall have other terms as determined by ISSUER’s Board of Directors. SELLERS agrees and acknowledges that the current terms of the Preferred Stock must be amended and filed with the Montana Secretary of State in order to comply with the foregoing and that such filing is a prerequisite to issuance of the Preferred Stock. A copy of the amendment to be filed is attached hereto as Exhibit B. ISSUER agrees to file such certificate promptly and to issue the Preferred Stock to SELLERS as promptly as possible after filing of such certificate with the Montana Secretary of State.

2.           SELLERS shall retain all liabilities relating to the Assets. BUYER expressly does not assume any liabilities in connection with the purchase of the Assets.

SECTION III.

Representations and Warranties

SELLERS hereby represent and warrant to BUYER as follows:

(1)           This Agreement, when duly executed and delivered in accordance with its terms, will constitute legal, valid, and binding obligations of SELLERS. This Agreement has been authorized and ratified by the general partner of the SELLERS, and such general partner has the legal authority to enter into this Agreement on behalf of the SELLERS. Should SELLERS not perform as described by this Agreement, BUYER may enforce this Agreement against SELLERS in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, and other similar laws affecting creditor’s rights generally or by general equitable principles.

(2)           SELLERS have good and marketable title to all of the Assets free and clear of any liens or other security interests.

(3)           The Assets are in good and workable condition, suitable for the purposes for which they are intended.

(4)           The making and performance of this Agreement by SELLERS will not violate any provisions of any Federal, State, or local laws.  No actions, suits or proceedings are pending or, to the knowledge of the management of SELLERS, threatened against SELLERS which, if adversely resolved, would materially affect the overall operations of the business of SELLERS or SELLERS’ abilities to consummate this Agreement.

BUYER represents and warrants to SELLERS:

(1)           When this Agreement and all of such documents have been duly executed and delivered, they will constitute the valid and binding obligations of BUYER enforceable in accordance with their terms. This Agreement has been authorized and ratified by BUYER’s Board of Directors.

(2)           The making and performance of this Agreement by BUYER will not violate any provisions of any Federal, State or local laws and will not result in the breach or violation of any contractual agreement of BUYER.

SECTION IV.

Indemnity

SELLERS shall indemnify, defend and hold BUYER and ISSUER harmless from and against any and all loss, costs, damage, expense (including attorney’s fees, court costs, and costs of investigation), fines, penalties, claims, suits or liability to any persons, entities or governments attributed to events or omissions directly or indirectly caused by SELLERS’S conduct or omitted conduct prior to and before the Effective Date, breach of any warranty, representation, covenant or agreement of SELLERS contained in this Agreement or any certificate, exhibit, or schedule delivered pursuant hereto, regardless of whether, in the case of a breach of warranty, SELLERS relied upon the truth of such representation or warranty or had any knowledge of the breach thereof.

BUYER shall indemnify, defend and hold SELLERS harmless from and against any and all loss, costs, damage, expense (including attorney’s fees and court costs), fines, penalties, claims, suits or liability to any persons, entities or governments attributed to events or omissions directly or indirectly caused by BUYER’S conduct or omitted conduct in connection with the operation and use of the Assets after the Effective Date.

SECTION V.

Agreement as to Documentation

SELLERS shall execute and deliver to BUYER such bills of sale, certificates of title, deeds, and other documents or instruments as required or deemed necessary or proper by the parties to transfer the Assets to BUYER.

SELLERS further covenants and agrees that SELLERS will cooperate with BUYER to obtain the consent, if required, of the other parties to such agreements and other documents as needed.

SECTION VI.

Captions

The captions used in this Agreement are for reference purposes only and shall not affect the interpretation or meaning of this Agreement.

SECTION VII.

Severability

If any portion of this Agreement should be adjudged illegal or unenforceable, the remainder of this Agreement shall continue to be enforceable.

SECTION VIII.

Governing Law

This Agreement is deemed a contract and shall be construed, governed by, and administered in accordance with the laws of the State of Texas and venue for all matters shall lie in Harris County, Texas.

SECTION IX.

Entire Agreement

This Agreement represents the entire understanding of the parties, and supersedes and replaces all prior agreements, contracts, arrangements and understandings between the BUYER, SELLERS, and ISSUER concerning the sale and purchase of the assets.  There are no other terms, conditions, representations, or warranties, expressed or implied, written or oral, except as set forth herein.  No amendments, modifications, or additions hereto will be binding unless executed in writing by BUYER, SELLERS, and ISSUER.  Any prior documents are superseded in the entirety by this Agreement and the documents executed in connection and of even date herewith.

SELLERS, BUYER, and ISSUER each agree to execute and deliver such other and further instruments, documents, certificates and undertakings (and to provide such cooperation) as may be reasonably required from time to time in order to fully effectuate the provisions and purposes of this Agreement.

SECTION X.

Execution in Counterpart

This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

SECTION XI.

Expenses

Each party shall pay its own expenses, including financial advisers’, consultants’, attorneys’ and public accountants’ fees and expenses, incurred in any way concerning the sale and purchase of the Assets and shall indemnify the other party against any claim for a commission, brokerage or finder’s fee asserted in connection with the sale and purchase of the Assets.

IN WITNESS WHEREOF, the parties have duly executed this Agreement on the day and year first written above.

SELLERS:	AOS 1A, L.P.

	By:	ASHTON OILFIELD SERVICES, L.L.C.,
General Partner

By:	/s/ Scott Riggs
Scott Riggs
Chief Executive Officer

AOS 1-B, L.P.

By:	ASHTON OILFIELD SERVICES, L.L.C.,
General Partner

By:	/s/ Scott Riggs
Scott Riggs
Chief Executive Officer

BUYER:	ADINO OILFIELD SERVICES, LLC

By:	/s/ Timothy G. Byrd, Sr.
Timothy G. Byrd, Sr.
Chief Executive Officer

ISSUER:	ADINO ENERGY CORPORATION

By:	/s/ Timothy G. Byrd, Sr.
Timothy G. Byrd, Sr.
Chief Executive Officer

EXHIBIT A – ASSETS

Equipment on Location in Texas

Rig:
2008 Atlas Copco RD20 Range III Drilling Rig
8’ 6” W x 40’ L Drill Deck ( 44’ w/ 6 ramps )

Mud Systems:
6’H x 8’W 650 BBL three tank mud pit system w/ walkways,
Double Life AWD III Single screen shale shaker, de-sanders,
De-silter, agitators and charging pump.

Generators:
Onsite Energy MTU 50KW Generator
Aggreko 175KW Trailer Mounted Generator

Ancillary Equipment:
Catwalks and Stairs for Trailers
Catwalks and Stairs for RD20
Misc. Tools (185K)
Adalet 10K Ft Wire Line Unit
100 Gallon Diesel Fuel Aux. Fuel Tank

Trailers:
2006 Weekender Travel Trailer
2009 Stanton Dynamics 36’ Pipe Trailer w/ Air Wench
2009 Stanton Dynamics 36’ Pipe Trailer w/ Air Wench
2009 Stanton Dynamics 42’ Fuel Tank (4200 Gallon) and Generator Trailer
2009 Stanton Dynamics 40’ Doghouse Mounted Trailer
2009 Stanton Dynamics 40’ Float Trailer
2009 Stanton Dynamics 45’ Casing Trailer
2009 Stanton Dynamics 45’ Casing Trailer
2011 Top Hat Utility Trailer (Generator Mounted on this)

Pick-Up Trucks:
2003 Ford F250 4x4 4 door
2005 Dodge Ram 2500 4x4 4 door (Diesel Fuel)

Bull Wheels (Hobbs Yard)

(4) 58 “ 12, 13, & 16 – Groove, (2) 52” 14 & 6- Groove, (1) 56 “ 16 Groove, (2) 58 ½” 14 & 16-Groove, (1) 64” 20 – Groove

Extra Mud System
10’W x 3’D x 40’L (44’ skidded) 200 BBL mud pit w/ TRW
Shaker.

(Mannsville Yard)

Engines

Cat D-353Diesel Eng S/N-46B04615 w radiator, gauges  (used as spare)

Cat D-379 Diesel Engine, S/N -68B6869, w/radiator, pump drive., air clutch (overhauled 5/06)
Paid $37,000 at Kruse Auction 2/24/2011

Cat D-379 Diesel Engine, S/N -68B14450, w/radiator, pump drive, air clutch (overhauled 5/06)
Paid $21,000 at Kruse Auction 2/24/2011

Generators

(2) Cat SR4 90 and 150 KW Gen Sets p/b CAT 3306 w/elec starts, Rads, Skidded, Rebuilt Quincy 390 Air Comp. p/b Elec Motor, Transformer, Switchgear, Mounted in 8’W x 37’ L Utility House, Skidded

Mud System:
SHOPBUILT 9’6”W x 6’H x 51’L, 498 Bbl. Suction/Shaker Tank w/ (3) Compartments, Slant Bottom, Internal Plumbing, Top Mounted Walkways, Safety Rails, Skidded.

DOUBLE LIFE AWD III Single, Single Screen, Linear Motion Shale Shaker S/N 3346.

Plus any and all other unencumbered assets of SELLERS.

Description	Model Number	VIN	Serial Number	TAG
AOS 1-A LP
2008 Atlas Copco RD20 Range III		1CYDGV5888T048007
MUD PUMPS and PITS
650 Bbl Shop Built Mud Pit
200 Bbl Mud Pit w/TRW Shaker (Hobbs Yard)			1058
Shale Shaker
Shale Shaker DLC AWD III			4430
Shale Shaker DLC AWD III (Mannsville Yard)			3346
GENERATORS and COMPRESSORS
Onsite Energy MTU 50 KW Generator	50JJS6DT3		306019-1-1-0209
Aggreko Generator			392959

TRAILERS
2006 Weekender Trailer	290		1S200N226C001492	5FL-639
2011 Top Hat Utility Trailer		4R7BU1621AT102731
2009 Stanton Dynamics 35' Pipe Trailer w/ Air Wench		1S9SF37249S834207		Y68-517
2009 Stanton Dynamics 35' Pipe Trailer w/ Air Wench		1S9SF37289S834208		Y68-518
2009 Stanton Dynamics w/ generators and fuel tank mounted to the Trailer		1S9SD43259S834209		Y68-520
2009 Stanton Dynamics Doghouse Trailer		1S9SF41249S834210		Y68-521
2009 Stanton Dynamics 45' Casing Trailer		1S9SF46249S834211		Y68-519
2009 Stanton Dynamics 45' Casing Trailer		1S9SF46249S834212		Y68-522
2009 Stanton Dynamics 40' Float Trailer		1S9SF40230S834225		Y68-516

DRILL PIPE and COLLARS
Drill Pipe _______ft			n/a
Drill Collars (1) 6" and (4) 8"			n/a

CATWALKS/STAIRS/DRILL DECKS
Drill Deck 24' x 44' w/6 Ramps			n/a
Catwalks and Stairs for Trailers			n/a
Catwalks and Stairs for RD20			n/a
Substructure and Ramps (shopbuilt)			n/a
n/a
MISC TOOLS and EQUIPMENT
Adalet 10K ft Wireline Unit			XCE081006NA
100 Gallon Diesel Fuel Aux. Fuel Tank Model 1505			BF 598323
Misc Tools			n/a

Vehicles
2005 Dodge 2500 Truck	3D7KS28C55G814067		TX: AL2 2659
2003 Ford F250 PU	1FTNW21PX3EC76110		AL9-5694

Bull Wheels (Hobbs Yard)
(4) 58" 12, 13,& 16 - Groove		n/a
(2) 52" 14 & 6 - Groove		n/a
(1) 56" 16 Groove		n/a
(2) 58 1/2" 14 & 16 Groove		n/a
(1) 64" 20 - Groove		n/a

Engines (Mannsville Yard)
Cat D-353 Diesel Engine w/ radiator, gauges (used as spare)		46B04615
Cat D-379 Diesel Engine w/radiator, pump drive, air clutch (overhauled 5/06) Paid $37,000 at Kruse Auction 2/24/2011		68B6869
Cat D-379 Diesel Engine w/radiator, pump drive, air clutch (overhauled 5/06) Paid $37,000 at Kruse Auction 2/24/2011		68B14450

Generators (Mannsville Yard)
(2) Cat SR4 90 and 150 KW Gen Sets p/b CAT 3306 w/elec starts, Rads, Skidded, Rebuilt Quincy 390 Air Comp. p/b Elec Motor, Transformer, Switchgear, Mounted in 8’W x 37’ L Utility House, Skidded

Mud System (Mannsville Yard)
SHOPBUILT 9’6”W x 6’H x 51’L, 498 Bbl. Suction/Shaker Tank w/ (3) Compartments, Slant Bottom, Internal Plumbing, Top Mounted Walkways, Safety Rails, Skidded.